Exhibit 4.8

Matching Program

2025 Cycle

Rewarding Long Term Sustainable Performance

Important notice: The grant of the Program and the definition of all its conditions are a prerogative of the company. The enrollment is completely optional and voluntary to employees (the enrollment for Vale’s CEO and Executive Vice Presidents is mandatory, according to the Net annual bonus received, such as their participation during the three-year cycle) once all the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky investment since it represents the investment of funds in variable income (i.e. traded shares on the stock exchange). By choosing to participate in the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who participates in the Program.

Both the purchase and the sale of the Vale S.A. shares/ ADRs, as well as the profits (dividends, interests on equity, etc.) earned by each employee between the purchase and the sale, may be subject to taxes, especially with regards to personal income taxes - in cases of positive results from the sale of the shares. Capital gains may be subject to taxes and are not Vale’s responsibility. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Matching Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all the financial implications linked to participating in this Program.

Note that Matching Program participants should be aware of legal requirements, as well as Vale’s Code of Conduct and Disclosure of Material Acts or Facts and Securities Trading Policies.

Human Resources

FEBRUARY 2025

Matching Manual | 2025 Cycle Human Resources

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1.	General Concepts
1.1.	About the Matching Program

As part of Vale's initiative to provide its executives with a package aligned with the practices, trends and conditions prevailing in the market and focus on the company's main strategic pillars, the company relies on Incentive Programs Based on Shares. It is a set of programs (Matching and PSU) with specific purposes and rules that make up a significant portion of the total compensation of the company's leadership body to align with the interests of shareholders, giving focus on sustainable results and long-term value generation.

The Matching Program is a long-term award mechanism offered to Vale's executives and their affiliated and subsidiaries participant companies1, that meet the eligibility conditions for participation. The program is governed by the criteria and rules established in this Manual2 and aims to:

▪	Increase Vale's ability to recruit and retain top talent.
▪	Encourage the sense of "ownership”.
▪	Strengthen a culture of long-term sustainable performance.
1.2.	Conditions for Eligibility

The executives who meet all the conditions below will be eligible to participate in the Matching Program 2025 Cycle3:

▪	They must be active and working for Vale as of December 31st, 2024, in supervisor level positions up to directors and President and Executive Vice Presidents, defined by salary range 16V and above[4].
▪	They must meet the specific conditions of placement in the groups and of participation options that are eligible for the program[5].
▪	They must be active and effectively working for Vale at the official start date of the cycle; and
▪	They must accept the program participation conditions through the Enrollment Form and make the financial deposit, if applicable, by the deadline established.
1.3.	Fundamental Characteristics

The main characteristics of the 2025 Matching program are specified below:

▪	Participants acquire Vale's shares traded in Brazil (B3 S.A. – Brazil, Bolsa, Balcão) or American Depositary Recipts (“ADRs”) issued by Vale traded on the New York Stock Exchange (NYSE)[6], using its own resources, and shall hold such Shares in their entirety and under their ownership throughout the whole period of the cycle, in the Matching authorized administrator.

1 See Appendix A: Participating Companies List the companies whose executives may be eligible. For the purpose of this manual, the terminology “Vale" will be used for Vale S.A. and other related companies of Vale’s group, affiliated and controlled, which are also participants of the program.

2 Situations not covered in this manual should be evaluated and defined case by case by the People Vice president.

3 See Appendix E for additional eligibility requirements for executives in Canada, US, UK.

4 Eligible Grades: Grades 16V (supervisors) and above in Brazil, GrF (managers) and above in Netherlands, GrH (coordinators) and above in other countries. . Fixed-term employees in Brazil, regardless of the grade, are not eligible to participate.

5 See details about the criteria for placing in the groups and for participation options in 2 Executives Placement in the Groups.

6 For the purpose of this manual, the terminology “Shares” will be used for both Vale’s shares traded in Brazil and Vale’s ADRs traded in NYSE.

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▪	The number of Shares required for each executive’s participation will be established based on the participant's Reference Value and the share Grant Price[7];
▪	The vesting period of the cycle is 03 (three) years, officially starting on March 26th, 2025, and ending with the award in the first quarter of 2028[8], with an exact date to be previously established and communicated to the participants in the same year of the payment;
▪	The award paid by Vale at the end of the cycle is subject to compliance with the conditions of permanence (see 6.1 Conditions for staying in the Program). Participants will receive an award in shares/ADRs acquired in the name of the participants eligible for the award and equivalent (1:1) to the shares acquired by the executive at the beginning of the program, including income tax, via gross-up in payroll, observing the legislation in force.
▪	In addition to the program's award, Vale may also make cash payments during the cycle, relative to the number of shares to which he/ she will be entitled as an award at the end of the cycle, equivalent to a net amount per share of dividends/ interest on equity eventually paid by the company to the shareholders (see details in 6.4 Virtual Dividends Payment); and
▪	Participation in the Matching Program is entirely voluntary and optional[9], and the eligible executive who chooses to enroll must formalize his/her option through the Enrollment Form.

Important notes:

The rules described in this document are valid exclusively for the Matching Program starting in 2025.

The grant of the 2025 cycle of the Matching Program does not require Vale to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual grant of similar incentives in subsequent years. Thus, employee participation in the 2025 cycle shall not generate rights, nor shall it generate expectations of future entitlement to equal or similar programs.

2.	Executives Placement in the Groups

In accordance to the eligibility rules (see 1.2 Conditions for Eligibility), the executive must comply with the specific conditions of placement in the groups and participation options to be able to participate in the program.

The executive’s placement10 in the groups A, B or C is the responsibility of the immediate manager:

7 See details about the Reference Value and the Grant Price in 3.3 Shares Required for the Participation.

8 The established closing month may change, in accordance with Vale's Information Disclosure and Securities Trading Policy, as well as internal validation approved by the Board of Directors. In case of changes, the HR will notify participants in advance.

9 For CEO and Executive Vice Presidents, participation and permanence in the program is mandatory according to the Net annual bonus received and Board of Directors decision and approval. For this public there is no exercise of placement by the People Development Cycle; the participation is defined by the Extra option.

10 Executive Vice Presidents reporting directly to the CEO should be automatically placed in Group A.

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Table 2.: Placement x Participation Options

Groups	Participation Options
Gr. A	▪ Executives can choose by one of the options: ▪ Extra, as per the level and location. ▪ Standard, as per the level and location; or ▪ Do not participate in the program.
Gr. B	▪ Executives can choose by one of the options: ▪ Standard, as per the level and location; or ▪ Do not participate in the program
Gr. C	▪ Do not participate in the program

The immediate manager must place the eligible executives into a group via the compensation exercise as per the following guidelines:

•	Maximum of 30% in Group A11 (Extra or Standard)
•	70% in Group B (standard) or C (not eligible)

Important:

•	If there are eligible executives who may not have been part of the People Development Cycle or who do not have the Compensation Exercise carried out by the leadership, such executives will automatically be allocated to Group B;
•	As it is a long-term program, the Matching Cycle lasts 3 years and should be granted to employees as an incentive who are expected to stay with the company;
•	Some grades are only eligible if indicated in Group A, as the Standard option is zero: 15V, 16V, GrH and GrG in Brazil, GrH in other countries and GrG and GrH in all companies of Base Metals Business.
3.	How to Join the Program
3.1.	Program Enrollment

After the placement exercise by the immediate manager, the executive who is eligible to participate shall formalize his/her option via the Enrollment Form, indicating whether he/she will choose (i) Extra option (if applicable), (ii) Standard option (if applicable) or (iii) not participating in the 2025 cycle, as well he/she will have to choose to use vested Shares or purchase the Shares in the Market (see 4.1 Use of Vested Shares for the participation of Chinese employees).

By opting for participation, via any of the options, the executive will also be formalizing his acceptance and agreement with the guidelines, rules, and conditions of the Matching 2025 Program, described in this document and in the Enrollment Form.

Important note:

Participation value is subject to executive’s level and region and is informed to the participant at the Enrollment Form.

11 The rounding considered for allocation in Group A will be rounded up.

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3.2.	Registration Process in the Plan Administrators

It is necessary that the participant is registered in the stock market regulatory bodies and has an updated account in one of the official Vale Matching plan administrators12, as follow:

▪	Ágora Investimentos, for participants who are in companies located in Brazil at the official start date of 2025 cycle.
▪	Shareworks, for participants who are in companies located outside Brazil at the official start date of 2025 cycle [13]

See in Appendix B: Registration Regularization in the Plan Administrators the main guidelines for the registration regularization. For further information, the executive can directly contact the administrators in the contacts below:

Ágora Investimentos: stockoption@agorainvestimentos.com.br

o       Stock Options Telephone

▪  +55 4004-8282

▪  +55 (11) 98945-8906

o       Operations Telephone (only for stock sale and purchase):

▪	3003-7640
▪	Shareworks
o	North America: 1 877-380-7793
o	Quebec: 1 877 214 4763
o	Australia: 1 800 768 002
o	United Kingdom: 0808 234 9514
o	Hong Kong: 800 906 061
o	Other locations: 1 403 515 3909

Important note:

The information update process with the Matching official administrator, for participants in companies located in Brazil, is the sole responsibility of the participant14. Any leader who does not open or update the account or send the registration information within the outlined enrollment period will lose the right to participate in the 2025 cycle. For participants in companies located outside of Brazil, the process is done by local HR.

12 The Program's official plan administrators (brokers) may be changed at Vale's discretion, and participants will be notified in advance so that their registration with the new entity can be regularized.

13 After leaving Vale, all Chinese employees with information registered in SAFE must sell all their shares in Shareworks account within 6 months (maximum) from the termination date with Vale. If the employee does not empty his/her account within 6 months, he/she agrees and authorizes that Shareworks, upon the instruction of Vale, will undertake the sale at the market price applicable at the time of selling. Apart from an entitlement to receive the sales proceeds (less any applicable fees and deductions), the employee agrees that he/she will have no recourse or claim against Vale or Shareworks in respect of such sale, regardless of the time of sale and sale price achieved. The employee also agrees that he/she will not utilize the account to do other transactions, including but not limited to purchasing or transferring shares to Shareworks. All sales, transfers, and transactions must be done through the SAFE account.

14 In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both plan administrators. If this is your case, please contact your local HR.

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3.3.	Shares Required for the Participation
3.3.1.	Type of Share

Will be considered for this program the ordinary shares or ADRs backed in ordinary shares traded on the NYSE, and issued by Vale, through the authorized plan administrator for each location.

Therefore, at the official start date of 2025 cycle, participants from companies based in Brazil must acquire VALE3 shares, while participants from companies based outside Brazil must acquire VALE ADRs. This manual uses the terminology "Shares" for any of the above types, as specified in footnote 6.

3.3.2.	Reference Value of the Participant

The Reference Value to be calculated for each participant will vary according to the following criteria:

▪	Base salary on 12/31/2024[15] (respecting the definition of "base salary" of each location).
▪	Salary grade on 12/31/2024[15].
▪	Location where the leader is based on and/or company he/she is active at, both on 12/31/2024[15].
▪	Number of months worked (pro-rated) at Vale, in 2024 (valid only for executives hired in 2024).
▪	Participation option chosen by the participant in the Enrollment Form (Standard or Extra).

Participants from companies based in Brazil will have the Reference Value calculated in Brazilian Reais, while participants from companies based outside Brazil will have the Reference Value calculated in US Dollars.

Currency conversions that are required to convert the Reference Value to US Dollars will be made according to the methodology set out in Appendix C: Methodology for Currency Conversion.

3.3.3.	Grant Share Price

The official grant price for the 2025 cycle, will be the average price of the purchase day of the Shares, to be previously communicated. Consult the Appendix D: Methodology for Share Price Calculation for more details.

3.3.4.	Number of Shares to Participate

The number of Shares16 required for the participation in the 2025 Matching cycle will be established based on each executive’s Reference Value, divided by the Grant Share Price. For executives from companies based in Brazil, Reference Value and Grant Price will be in Brazilian Reais, and for executives from companies based outside Brazil, Reference Value and Grant Price will be in US Dollars.

15 As officially registered in the source system and/or local payroll, on that date.

16 For the CEO and Executive Vice-Presidents, the Board of Directors may approve exceptions at any time, within the vesting period of the cycle, increasing the multiples and / or granting additional shares, in compliance with the Compensation Policy in force, as long as it does not harm the executive(s) or the budget already approved, including the Administrators´ Global Compensation, approved annually at the Annual General Meeting / AGM.

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The number of Shares for participation will be rounded down, so there are no fractions (decimal places) for both participants from Brazil and outside Brazil17.

Participants will be notified by Vale's Human Resources area regarding their number of Shares for the 2025 Matching cycle, as well as other information that is necessary for their enrollment and participation in the cycle.

4.	Shares Acquisition Process

The eligible executive who chooses to participate in the terms of this program is responsible for financing the acquisition of his/her Shares. The number of Shares to be acquired by each participant, and consequently to be withheld during the three (03) years vesting, must respect the number calculated and communicated by Vale’s Human Resources (see 3.3 Shares Required for the Participation).

The participant can acquire the Shares in two ways18: (i) by using vested Shares of his/her own; or (ii) by purchasing Shares in the market, on the date established by Vale. On the enrollment phase the executive must use only one option to acquire the number of Shares required for the 2025 cycle.

4.1.	Use of Vested Shares

Vested Shares are Shares or ADRs (see 3.3.1 Type of Share) already held by the participant on the official start date of the 2025 cycle, except for the Shares already linked to the Matching cycles not yet closed (cycles started in 2023 and 2024).

To participate in the 2025 cycle using Vested Shares, the participant must ensure ownership of the required number of Shares as communicated by the HR area at the beginning of the cycle, and that such Shares are under the management of the official program administrator (as per region). In case there is an insufficient number of Vested Shares for participation under the management of the official program administrator, the executive will be able to:

▪	transfer the outstanding share balance to the official program administrator, as per region: Brazil - If the participant has vested Shares in other brokers and wants to use them, he/she must transfer them to the Matching authorized administrator. This process is optional and must be conducted and funded by the executive directly with his home broker. Outside Brazil - employees will not be able to transfer shares from their personal brokerage. For this case, the only transfers permitted are those between the two official brokerages, Shareworks and Ágora, or;
▪	authorize Vale to purchase the outstanding share balance[19] for his/her participation (see 3.3.4 Number of Shares to Participate), by expressing their interest via email by the previously informed date, in response to the communication sent after the official cycle start date. The executive that chooses to participate with vested shares will have a deadline to be communicated, after the purchase to send Vale via deposit / bank transfer the amount to an account to be indicated at the time of the communication.

17 In Brazil, the value referring to the residual fraction will be returned in paycheck; in other countries, the decimal fractions of ADRs purchased will be considered as "Vested Shares" for the participant.

18 Also applied to President and Executive Vice Presidents.

19 Foreigners (no matter it is under local hiring, localization or expatriation) working in China, Chinese employees employed by Vale China entities will not be authorized to do so, in accordance with local legislation. If the participants do not hold the total number of vested shares required for participation, they will then be eligible to participate with vested shares amount available and will therefore not be eligible for a second purchase.

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The use of vested Shares is optional and must be indicated and authorized by the executive in the Enrollment Form.

4.2.   Purchase of Shares in the Market

The purchase of the Shares in the market will be operated by HR on behalf of the participants together with the plan administrators, based on the market share price of the purchase date, using the own resources of the participants who opt to join the cycle via purchase of Shares. To do so, it will be necessary for participants to deposit / transfer the Participant Reference Value (see 3.3.2 Reference Value of the Participant), in local currency20, to Vale's bank account21 (or other company of Vale´s group), which will be previously communicated by Vale´s Human Resources area.22

For employees employed by Vale China entities: (i) foreigners (no matter it is under local hiring, localization or expatriation) must deposit / transfer the Participant's Reference Value (see 3.3.2 Reference Value of the Participant) directly to the official Vale Matching plan administrators (Shareworks) through an international bank account; (ii) Chinese employees even Chinese expats must deposit / transfer the Participant's Reference Value (see 3.3.2 Reference Value of the Participant), in Chinese currency, to the company account registered in SAFE, through which the value will be transferred to the official Vale Matching plan administrator; (iii) International transfer of a Chinese employee (not expat), will deposit in the local country and currency they are employed.

4.2.1.	Financial Contribution

The period for participants to make the necessary contribution for the purchase of the Shares will be defined and communicated by HR. This contribution can be made via deposit or transfer23, and the amount must respect the Reference Value (see 3.3.2 Reference Value of the Participant). Currency conversions that are required should follow the Appendix C: Methodology for Currency Conversion.

It is necessary that the participant make the contribution of this exact amount and communicate the deposited amount to the HR Team so that his/her participation in the Matching 2025 cycle can be confirmed. Contributions of a lower amount will not be considered for 2025 Matching. In this case, if the participant does not complement the deposit in the stipulated period, participation in the Matching Program will not be effective and the Shares purchased will be vested and free for the personal use of the executive. For deposits of a higher amount, the Shares that exceed the number of Shares for participation in the Program will be vested and free for the personal use of the executive.

It is the executive’s responsibility to communicate to HR once the contribution is made, so that the resources can be properly identified. The registration tool will be previously informed and must be filled by the participant, respecting the deadline for the contributions period, as established in this item.

20 For calculation details, see Appendix C: Methodology for Currency Conversion

21 All deposits/transfers are at the employee’s expense, and Vale will not be responsible for the reimbursement of any associated transfer fees (if applicable).

22 Employees in Canada must ensure money remitted for the purchase of Shares is: a) paid with the employee’s personal finances; b) the funds are transferred from the employee’s personal bank account; and c) the bank account must be with a chartered Canadian bank. Employees will also be required to sign an attestation to this effect when Vale Canada Limited receives funds to purchase shares for participation in the Program.

23 The participant is responsible for the payment of the fees related to this transaction. Vale will not reimburse these fees to the participant.

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Important Note:

The executive’s financial contribution amount for the Matching Shares purchase will not be adjusted in the period between the payment/contribution and the effective date of the purchase of Shares in the market.

5.	Shares Management During the Cycle
5.1.	Shares Administration

The executive may sell, transfer, or transact his/her 2025 cycle Shares at any time, in total or partial, considering the Disclosure of Material Acts or Facts and Securities Trading Policies24. However, if it is done, he/she will lose the right to receive the award, that will be paid by Vale in 2028, as well as any other payment that may be made by the company for the 2025 cycle. In addition, any cost resulting from such sale/transaction will be the responsibility of the executive25.

The Matching Administrators are responsible for managing the Shares during the cycle vesting, and Vale will be informed of any transactions made that may invalidate the executive's participation in this cycle.

To consult the program's statement and number of Shares, please access the administrators’ platforms:

▪	For Shares in Ágora Investimentos[26]: https://vsp.agorainvestimentos.com.br/
▪	For Shares in Shareworks[26]: shareworks.solium.com/
5.2.	Brokerage Fees

Any Shares purchased outside the program through the same brokerage firm that manages the Matching Shares will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program.

5.3.   Dividends and Interests on Equity

In the event of dividends/ interest on equity paid by Vale, the holders of Shares acquired through the program will be entitled to dividends/ interest on equity as any other shareholder issued by Vale.

Executives who have shares in Brazil will have the amounts deposited in their respective bank or Ágora accounts, and executives who have ADRs outside Brazil may receive the credit in the Shareworks account or choose for the automatic reinvestment in new shares of the same type observing Vale's Information Disclosure and Securities Trading Policy.

Shares acquired with dividend/ interest on equity during the vesting period of the program are not part of the Matching Program and, therefore, will not be eligible for the award at the end of the three (03) year period.

24 Except for the CEO and Executive Vice Presidents, who must remain in the cycle until its end. For Chinese employees employed by Vale China entities, sales, transfers, and transactions must happen throughout SAFE account.

25 By having the participation ended, the costs previously funded by Vale will become the executives. It is important to keep contacts and registration data with the administrators always update to date, so that eventual processes and services can be communicated.

26 Should the participant have any questions, see contact information on 3.2 Registration Process in the Plan Administrators.

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6.	Matching Award[27]
6.1.	Conditions for staying in the Program

For the executives to be entitled to receive the Matching 2025 award at the end of the three-year cycle, they must meet all the conditions below:

▪	They must have acquired the Shares (via purchase conducted by Vale and/or via use of vested Shares - see 4 Shares Acquisition Process) in accordance with the amount established and communicated by HR, and maintained in full and under his/her ownership during three years, until the payment date;
▪	They may not have sold and/or transferred[28], total or partially, the Matching Shares during the three years, until the payment date[29];

Important Note:

Transactions involving derivatives, which set up position sold in Vale Shares, and share renting to third parties related to any shares issued by Vale that the executive holds, even if purchased outside the Matching Program, as long as they are an active participant of the program are also prohibited, since the purpose of Matching is the executive's exposure and alignment to the shares issued by Vale throughout the cycle. Any noncompliance with this rule, the employee can stop participating in the program.

6.2.   Matching Award Payment at the End of the Cycle

At the end of the cycle in 2028, participants who are eligible for the Matching 2025 award according to item 6.1 Conditions for staying in the Program, will receive an award in shares/ADRs acquired in the name of the participants eligible for the award and equivalent (1:1) to the shares acquired by the executive at the beginning of the program, including income tax, via gross-up in payroll 30,31, observing the legislation in force.

The award will be made in shares, in compliance with current legislation. They will be credited to the participant's account in the official program administrators, respecting the authorized plan administrator according to the executive's location at the time of payment (see 3.2 Registration Process in the Plan Administrators), regardless of the location in which the executive was at the beginning of the program.

Chinese employees employed by Vale China entities and non-Chinese employees (no matter it is under local hiring, localization or expatriation) working in China and employees working in Australia will receive the award in cash, considering the average purchase price on the day of the award (see Appendix D: Methodology for Share Price Calculation).

27 In case of incorrect payments, Vale reserves the right to make the necessary corrections considering the parameters of the time.

28 In case of repatriation, expatriation and another international movement related to Vale, the transfer of Shares is allowed if participants use both official plan administrators. In case of total transfer (of all ADRs) to Brazil the fractional shares with Shareworks must be kept with Shareworks or sold by the participant at the participant’s expense and will not be eligible for the Matching award.

29 Especially for the CEO and Executive Vice-Presidents, the specific rules on the Matching shares sale must be observed, even after the end of the cycle, according to the Employment Contract.

30 Except for Chinese employees employed by Vale China entities and non-Chinese employees working in China (no matter it is under local hiring, localization or expatriation) and employees working in Australia whose awards will be made in cash with an amount corresponding to the same number of shares acquired initially.

31 For CEO and Executive Vice Presidents, the award will be at least 1:1 in shares, including withholding taxes.

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The area/company responsible for the executive’s costs at the time of the award will be responsible for the payment of his/her Matching 2025 award32.

6.3.   Early Payment During the Cycle

The conditions below outline the treatment for participants who leave Vale before the end of the 2025 cycle33.

In the situations below, after leaving Vale, all Chinese employees must sell all their shares in Shareworks account within 6 months (maximum). All sales, transfers, and transactions must be done through the SAFE account (see details in the footnote 13).

The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

The area/company responsible for the executive’s costs at the time of the early payment will be responsible for the payment of his/her payment.

Resignation or Termination with Cause

The executive will not be eligible for the award, or any payment provided by the program. In this case, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired based on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the resignation or termination with cause.

Termination without cause or Mutual Agreement

The executive will receive his/her award in cash, by the time of the termination or according to their termination letter and pro-rated by the number of months worked for Vale during the 2025 cycle34.

After the termination, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired based on his/her own resources. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the termination.

32 The amount to be disbursed by the companies must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

33 See Appendix E for early payment conditions for executives in Canada, US, UK who leave Vale before the end of the 2025 cycle.

34 Especially for the CEO and Executive Vice-Presidents, the specific rules regarding the award must be observed, in case of termination before the end of the cycle (according to the Employment Contract).

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Expatriation, repatriation, or international transfer35

The executive will receive a partial award in cash, at the time of his expatriation, repatriation, or international transfer, pro-rated according to the number of months worked for Vale during the 2025 cycle. In these situations, the executive will continue to participate in the program with the remaining balance of shares and considering the last early payment date.

After the payment, the number of shares paid out will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired based on his/her own resources36. The remaining share balance will continue to be linked to the 2025 Cycle and will be eligible for the award in 2028.

Important Note:

After this early payment, the executive will continue participating in the 2025 Matching program with the number of shares remaining, that is, with the number of shares that were not the target of this early payment and considering the last early payment date.

Death or Retirement due to Long-Term Disability37

The executive or his/her legal heirs will receive the full 2025 cycle award, in cash, based on the number of Shares purchased at the beginning of the cycle, preferably, with the other termination payments.

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s or legal heirs’ decision, since they were acquired based on his/her own resources37. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive or the legal heirs, after the termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see Appendix A: Participating Companies List) that undergo Change of Control or Vale´s divestiture, will receive the award in cash and pro-rated by the number of months worked for the associated/subsidiary company during the cycle until the Change of Control or Vale´s divestiture (while on Vale’s control).

At this moment, the Shares purchased will no longer be linked to the program and, therefore, can be sold or kept as the executive’s decision, since they were acquired based on his/her own resources37. Costs of the portfolio administration, if applicable, will be the full responsibility of the executive after the effective date of termination.

35 This rule does not apply in the event of departure from countries where there is no taxation regime.

36 See footnote 13

37 Invalidity retirement is a specific situation in Brazil and severance pay will only be paid after conversion to permanent retirement, followed by dismissal on the company's initiative.

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Summary Table of Early Payment During the Cycle38

Table 6.3: Summary of conditions for early payment

Condition for early payment	Eligible for the award	Reference date for the calculation	Pro-rata for the calculation	Time of the award payment	Resp. for the award costs	Resp. for the mgmt and portfolio costs
Resignation or termination with cause	No	--	--	--	--	Executive
Termination without cause or Mutual Agreement	Yes, in cash	Last business day of the month preceding the date of the condition[39]	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee’s costs on the condition date	Executive
Expatriation, Repatriation or International transfer	Yes, in cash[40]	Last business day of the month preceding the date of the condition	Number of months worked in the cycle	Follow local laws and practices and pay, preferably, with the other final payments	Area/company responsible for the employee’s costs on the condition date	Executive
Death or retirement due to long-term disability	Yes, in cash	Last business day of the month preceding the date of the condition	Full	Follow local laws and practices and pay, preferably, with the other termination payments	Area/company responsible for the employee’s costs on the condition date	Executive or legal heirs
Change of Control or Vale´s divestiture	Yes, in cash	Last business day of the month preceding the date of the condition	Number of months worked in the cycle in the company, until the change of control/ divestiture	Preferably, on the 1st pay after the change of control/divestiture, as established in the change of control/ divestiture contracts	Area/company responsible for the employee’s costs on the condition date	Executive

6.4.   Virtual Dividends Payment

In the event of payment of dividends/ interest on equity by Vale, executives participating in the 2025 Matching cycle and active at the dividends/ interest on equity payment date will be entitled to the "Matching Virtual Dividends" which is an amount of money relative to the number of shares executives will be entitled to as an award at the end of the cycle, equivalent to and of the same net amount per share of dividends/ interest on equity paid to Vale´s shareholders. The net amount will be calculated based on the dividends/ interest on equity amount per Share and the number of shares the employee owns, linked to the Matching Program on the record date.

Executives will receive the amount in cash upon deposit in a period close to the payment of dividends/interest on equity to the market and in the same currency that they receive their salary through the regular process of the local payroll, because of that the payment will be made in the same bank account where the salary payment is made. Currency conversions required to calculate the amount to be paid will be made according to the method indicated in Appendix C: Methodology for Currency Conversion. The company's direction responsible for the executive's personnel costs at the time of paying the Virtual Dividend will be responsible for disbursing this payment. The amount to be disbursed must be budgeted and accrued by the companies themselves, according to the guidelines of the applicable budget cycles.

38 Employees based in Canada, United States and United Kingdom should refer to the Appendix E: Addendum to Matching Program Manual - Canada, US, UK.

39 For executives at APAC EME companies will be considered the last working day if working or in garden leave at the notice period.

40 This rule does not apply in the event of departure from countries where there is no taxation regime

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The employee will only be entitled to receive the Virtual Dividends if he/she is active on the date of payment of the dividends/interest on equity to the market.

7.	Employees with Special Work Conditions[41]

Employees who are away or on leave of absence, fixed term contracts, expatriates/repatriated, and granted or transferred to other group companies, should be treated according to their location rules.

See below some particularities for expatriate/repatriated and executives transferred to other companies.

Expatriates or Repatriated Employees

For these cases, Global Mobility rules prevail and should be consulted.

The responsibility for tracking and managing Matching for the eligible expatriates or repatriates will be the local HR (Host Country HR for expatriates; Home Country HR for repatriated).

If the participant is transferred during the cycle, his/her Shares (including shares obtained via dividends/ interest on equity) can remain in the previous administrator - there is no need to transfer them to the other location. Except for expatriates from Brazil who declare tax domicile outside this country. They must transfer their shares to the official brokerage of the Program outside Brazil.

Regarding the award, the rules described in 6.3 Early Payment During the Cycle must be observed.

Chinese employees employed by Vale China entities and non-Chinese employees working in China (no matter it is under local hiring, localization or expatriation) and employees working in Australia will receive the award in cash, considering the average purchase price on the day of the award (see Appendix D: Methodology for Share Price Calculation).

Executives Transferred to Other Companies of the Vale’s System (Participating companies)

In case of employees transferring to another Vale’s company after the beginning of the cycle, with corresponding transfer of contractual obligations, the executive will continue to participate in the 2025 cycle. Payments related to the time worked before the transfer, if applicable, must be made by the destination company. If with the transfer a change of country occurs, the same rules will apply as in the case of expatriations / repatriations (see 6.3 Early Payment During the Cycle).

In the event of transfer/admission to another Vale´s company that is not part of the Matching Program, the same rules will apply as in the case of dismissal on Vale's initiative (see 6.3 Termination without cause or Mutual Agreement).

41 If, during the cycle, any executives turn on leave to investigation of facts related to lawsuits and police or prosecutorial inquiries may have their eligibility suspended and the payment of awards postponed until the return of the executive and, if facts are found that constitute a just cause for the termination of the contract, the payment postponed will not be due to the executive.

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CEO and Executive Vice presidents

For the CEO and Executive Vice-Presidents, the conditions in the event of termination or expiration of the contract must comply with the provisions of the Employment Contract and specific resolutions of Vale's Board of Directors.

8.	Key Dates of 2025 Cycle

Table 8: Key dates of 2025 cycle.

#	Date	Event
01	February 13 to 28[42]	▪ Period for executive to formalize the enrollment option for 2025 cycle
02	March 11 to 21	▪ Period for financial contributions
03	March 26	▪ Official date for the beginning of 2025 Matching cycle ▪ Date of the Shares purchase in the market
04	March 27 to April 04	▪ Period for the executive to authorize Vale to purchase the share difference (in case of insufficient vested shares)
05	April 09	▪ Date of the second Share purchase in the market (in case of insufficient vested shares)
06	April 14 to 25	▪ Period for restricting vested shares
07	April 15 to 25	▪ Period for financial contributions (related to the second Shares purchase)
08	1st Quarter 2028	▪ End of the cycle, with the award payment for the eligible employees

Important note:

The period established above may be changed, and in this case, will be previously communicated by HR to the participants. It is the responsibility of the Matching program participants to always observe the terms of Vale's Securities Trading Policy.

42 Eligible employees may change their enrollment decision until the last day of the Enrollment Process

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Appendix A: Participating Companies List

Employees of Vale S.A. and other companies in the Vale System, affiliates and subsidiaries who are participants in the Program on December 31st of the year prior to the award are eligible for the Program, according to the salary range / positions duly approved by the Board of Directors.

For the purposes of this Program, the terminology "Vale" will be used for both Vale S.A. and other group companies, affiliates and subsidiaries that are participants.

Important note:

The information of the table below is subject to change during the cycle, including entering or leaving companies. It is the participant’s responsibility to remain informed about any changes through local HR.

The following list indicates the companies that may have eligible employees. It does not mean that all the executives from these companies will be eligible. In the case of the sale of a company, the Vale group is responsible for the Matching payment, unless otherwise defined in the sale process.

Table A: List of subsidiary and associated companies whose employees may be eligible to the 2025 cycle.

Company	Country	HR Responsible
Base Metals International S.A.	SWITZERLAND	Base Metals
Companhia Portuaria Baia de Sepetiba	BRAZIL	Brazil
Fundação Vale do Rio Doce	BRAZIL	Brazil
Mineração Onça Puma S.A.	BRAZIL	Base Metals
PT International Nickel Indonesia Tbk	INDONESIA	Base Metals
PT Sumbawa Timur Mining	INDONESIA	Base Metals
PT Vale Eksplorasi Indonesia	INDONESIA	Base Metals
Salobo Metais S.A	BRAZIL	Base Metals
Vale Americas, LLC	UNITED STATES	Base Metals
Vale Asia Kabushiki Kaisha	JAPAN	Asia Pacific & Middle East
Vale Base Metals Asia Pacific Pte.Ltd	SINGAPORE	Base Metals
Vale Base Metals Limited	UNITED KIGDOM	Base Metals
Vale Canada Limited	CANADA	Base Metals
Vale Europe Ltd.	UNITED KINGDOM	Base Metals
Vale Exploracion Argentina S.A.	ARGENTINA	Asia Pacific & Middle East
Vale Exploraciones Chile Ltda	CHILE	Base Metals
Vale Exploration Peru SAC	PERU	Base Metals
Vale Exploration Pty Ltd	AUSTRALIA	Base Metals
VALE HOLDINGS BV	NETHERLANDS	Asia Pacific & Middle East
Vale India Private Limited	INDIA	Asia Pacific & Middle East
Vale International SA	MALAYSIA	Asia Pacific & Middle East
Vale International S.A	SWITZERLAND	Asia Pacific & Middle East
Vale International SA DIFC	UAE	Asia Pacific & Middle East
VALE INTERNATIONAL SINGAPORE	SINGAPURA	Asia Pacific & Middle East
Vale Japan Ltd.	JAPAN	Base Metals
Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Asia Pacific & Middle East
Vale Manganês S.A	BRAZIL	Brazil
Vale Metals (Shanghai) Co., Ltd	CHINA	Asia Pacific & Middle East
Vale Minerals China Co. Ltd	CHINA	Asia Pacific & Middle East
Vale Newfoundland & Labrador Ltd.	CANADA	Base Metals
Vale Oman Distribution Center LLC	OMAN	Asia Pacific & Middle East
Vale Oman Pelletizing Company LLC	OMAN	Asia Pacific & Middle East
Vale S.A.	BRAZIL	Brazil
Vale Technology Development (Canada) Limited	CANADA	Base Metals
VHBV SWISS BRANCH	SWITZERLAND	Asia Pacific & Middle East

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Appendix B: Registration Regularization in the Plan Administrators

Ágora Investimentos - New executives account creation and Update of executives already registered

Participants who receive the base salary in Brazil and don’t have an account in the Ágora Investimentos should access the website https://cadastro.agorainvest.com.br/ and follow the instructions to open an account.

Participants who receive the base salary in Brazil and already have an account in the Ágora Investimentos must update the data every 2 years to keep participating in Matching. For that, those whose registration has been carried out or revalidated 2 years or more, must access the broker's website (www.agorainvestimentos.com.br) and follow the instructions to update the account.

Questions should be clarified directly with Ágora, see item 3.2 Registration Process in the Plan Administrators.

Shareworks - New executives account creation and Update of executives already registered

Participants who receive the fixed salary outside Brazil (including international designation) and don’t have an account should contact the local HR and provide the necessary information to create the account.

In addition, it’s necessary to complete the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) regarding the income statement in case of dividends/ interest on equity payment or Shares sales. If it is not completed, the participant may be subject to taxes, which are his/her responsibility. The filling of this form must be done online, directly in the Shareworks system (shareworks.solium.com/). Other forms may be required, depending on the legal requirements of each country. It is the participant's responsibility to fill in this and/or other forms, according to the legal requirements of each country.

If it is necessary to update the account information, the executive should contact Local HR and request the change. Eventually, Shareworks may request to update the account (if applicable).

Questions related to the required documentation, or Shares sales, should be clarified directly with Shareworks (see 3.2 Registration Process in the Plan Administrators for contact information).

Important note:

Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information registered with the plan administrator accurately reflects the current status of the tax situation with the Brazilian treasury department, i.e., resident or non-resident. Any discrepancy may cause tax implications to the participant. This update is responsibility of the executive, and Vale is not liable for any costs or discrepancies in information.

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Appendix C: Methodology for Currency Conversion

For executives that are outside Brazil and with a reference currency other than USD (currency in which the Share is traded outside Brazil), it is necessary to convert the reference currency to USD currency or vice versa.

To do so, the methodology described below (according to each case) will be used, considering the official website https://www.bcb.gov.br/conversao and using the internationally recognized rounding rules, with two decimal places in all values.

For the Beginning of the Cycle

▪	Reference date for calculation of the first purchase (deposits): last Brazilian business day of the month prior to the official month of the 2025 cycle beginning.
▪	Reference date for calculation of the second purchase (vested shares): same day of the purchase date in Brazil
▪	Reference currency: currency in which the executive received his/her base salary on 12/31/2024 and/or currency in which the executive made the financial contribution in Vale's bank account.
▪	Method of conversion: bid rate on the reference date.
▪	Applicability: calculation of the following amounts - participant Reference Value, amount to be contributed by the participant and value to be considered for the purchase of Shares in the market (when / if applicable).

For Payment at the End of the Cycle

▪	Reference date for calculation: official end date of the cycle (to be previously established and communicated to participants in the same year of payment).
▪	Reference currency: currency in which the executive receives his/her base salary at Vale.
▪	Method of conversion: bid rate on the reference date.
▪	Applicability: calculation of the amounts to be paid to the participants as awards for the Matching 2025 program.

For Early Payment (before the end of the cycle)

▪	Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle).
▪	Reference currency: currency in which the executive received his/her last base salary at Vale.
▪	Method of conversion: simple average of bid rates of the month preceding the condition date.
▪	Applicability: calculation of the amounts to be paid on the termination, to participants who leave Vale before the end of the cycle or calculation of the amount to be paid on the beginning or end of a expatriation period (see 6.3 Early Payment During the Cycle).

For Virtual Dividends Payment

▪	Reference date for calculation: Dividends/ interest on equity payment date in Brazil.
▪	Reference currency: currency in which the executive receives his/her base salary at Vale.
▪	Method of conversion: bid rate on the reference date.
▪	Applicability: calculation of the amounts to be paid to participants as Virtual Dividends for the Matching 2025 program (see 6.4 Virtual Dividends Payment).

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Appendix D: Methodology for Share Price Calculation

For the Beginning of the Cycle

The Price to calculate the number of Shares required in the 2025 cycle will be the Purchase price (B3 S.A. for executives in Brazil, and NYSE for executives outside Brazil) on the day of the first purchase date. For participants in Brazil, the price will be in Reais (VALE3) and for participants outside Brazil, the price will be in US Dollars (VALE ADR).

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

For Payment at the End of the Cycle

For the award of executives eligible for payment, the actual average purchase price of Matching's shares in the market, on the official award day of the cycle, shall be used in 2028 and.

Internationally recognized rounding rules, with two significant figures, should be considered in all values.

For Early Payment (before the end of the cycle)

In the case of payment before the end of the cycle, the price to be used in the calculation shall be established based on the following:

▪	Reference date for calculation: last day of the month preceding the condition date (according to 6.3 Early Payment During the Cycle);
▪	Period: 60 last trading sessions prior to the reference date;
▪	Method of calculation: average of the share price weighted by the volume of Shares traded, in each of the trading sessions.

The trading sessions dates and the type of the Share shall be in accordance with the participant’s location on the condition date.

Internationally recognized rounding rules, with two significant decimal places, should be considered in all values.

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Appendix E: Addendum to Matching Program Manual - Canada, US, UK

Amended Terms:

The terms of the Matching Program|2025 Cycle are amended as follows for employees of Vale Canada Limited, and its subsidiary and affiliated companies, within the United States and the United Kingdom.

1.0	United States and the United Kingdom

The following terms apply to employees in the United States and the United Kingdom only:

Eligibility:

For clarity, paragraph 1 of section 1.2 Conditions for Eligibility in the first bulleted point states, “They must be working for Vale or one of the participating companies …” and in the third bulleted point states, “They must be active and effectively working for Vale at the official start date of the cycle” means as follows:

▪	For executives in the United Kingdom, in the event of termination of employment on a without cause basis, eligibility to participate in the 2025 Cycle shall apply only for the duration of the minimum statutory reasonable notice of termination period applicable in the jurisdiction in which the executive works, but no period of common law reasonable notice of termination where an executive is in receipt of pay in lieu of notice exceeding statutory minimum entitlements shall be deemed to be eligible and active employment for the purposes of the 2025 Matching Program.
▪	For executives in the United States, participation in the 2025 Cycle shall cease immediately upon the last day actively worked by the executive and no period of severance or reasonable notice of termination shall be deemed eligible and active employment for the purposes of the 2025 Matching Program.
▪	An executive shall be deemed ineligible to participate in the 2025 Cycle during any period of salary continuance, not inclusive of the minimum statutory notice period, as part of a separation agreement negotiated with Vale.

Early Payment for Employees Terminated During the 2025 Cycle:

The terms of Early Payment during the Cycle of Part 6.3 of the Manual are amended as follows:

▪	Termination Without Cause/Retirement:

For Executives in the United Kingdom:

For the purposes of award calculation, an executive that is terminated on without cause basis and provided with pay in lieu of notice shall have his/her participation in the 2025 Cycle pro-rated to the end of the minimum statutory reasonable notice of termination period applicable in the jurisdiction in which the employee works. For clarity, any period of common law reasonable notice of termination to which the executive may be entitled to that exceeds minimum statutory reasonable notice of termination entitlements is specifically excluded for the purposes of calculating the pro-rated period for participation in the 2025 Cycle and the valuation of shares/ADRs. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month in which the end of the minimum statutory reasonable notice of termination period expires as applicable in the jurisdiction in which the executive works occurs.

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For the purposes of award calculation, an executive that is terminated on without cause basis and is provided with working notice or any combination of working notice and pay in lieu of notice shall have his/her participation in the 2025 Cycle pro-rated to the later of the end of the minimum statutory reasonable notice of termination period applicable in the jurisdiction in which the executive works or the executive’s last day worked of the working notice period. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month that is the later of the month in which the end of the minimum statutory reasonable notice of termination period expires as applicable in the jurisdiction in which the executive works occurs or the executive’s last day worked of the working notice period.

An executive that voluntarily resigns his/her employment and is at least 55 years old and has 10 years of service as of the effective date of resignation shall be deemed to have “Retired”. A Retired executive shall have his/her participation in the Matching cycle pro-rated based on the number of days worked from the start of the cycle to the effective date resignation. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month in which the resignation is effective. Administration costs of the fund, when applicable, will be the responsibility of the individual effective from the retirement date.

An executive that resigns his or her employment, whether to commence retirement or not, and does not meet the above defintion of “Retired” will be deemed to have resigned and will forefeit eligibilty for participation in the cycle if the effective date of resignation is prior to the conclusion of the cycle as stipulated by Vale.

For Employees in the United States:

For the purposes of award calculation, an executive that is terminated on without cause basis shall have his/her participation in the 2025 Cycle shall cease immediately upon the last day actively worked by the executive and no period of severance or reasonable notice of termination shall be deemed eligible and active employment for the purposes of the 2025 Matching Program. For clarity, any period of reasonable notice of termination or severance pay to which the employee may be entitled is specifically excluded for the purposes of calculating the pro-rated period for participation in the 2025 Cycle and the valuation of shares/ADRs. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days prior ending in the full calendar month preceding to the last day actively worked by the executive.

An executive that voluntarily resigns his/her employment and is at least 55 years old and has 10 years of service as of the effective date of resignation shall be deemed to have “Retired”. A Retired executive shall have his/her participation in the Matching cycle pro-rated based on the number of days worked from the start of the cycle to the effective date resignation. The share price shall be based on the volume weighted average closing price of shares/ADRs during the last 60 trading days ending in the full calendar month preceding the month in which the resignation is effective. Administration costs of the fund, when applicable, will be the responsibility of the individual effective from the retirement date.

An executive that resigns his or her employment, whether to commence retirement or not, and does not meet the above definition of “Retired” will be deemed to have resigned and will forefeit eligibilty for participation in the cycle if the effective date of resignation is prior to the conclusion of the cycle as stipulated by Vale.

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▪	Death or permanent disability:

An employee will be deemed to have a ‘permanent disability’ if two years has passed since the employee was deemed ‘Totally Disabled’ as defined within Vale Canada Limited’s Long Term Disability Plan, as amended from time to time, and has been deemed eligible for Long Term Disability benefits under the Company’s group Long Term Disability Benefits Plan on basis of being totally disabled from any occupation.

▪	Change of Control:

The Change of Control or Divestiture of Vale’s Shareholding provision is only deemed triggered if the employee is terminated on a without cause basis as a direct result of such change of control or divestiture of Vale’s shareholdings. The change of control provision shall only be applicable where an employee is terminated as a direct result of a Change of Control event in which case the Matching award shall be administered and calculated in accordance with a Termination Without Cause/Retirement as noted above in this Addendum.

Income Tax on Matching Shares:

▪	At the end of the 2025 Cycle, that is, three years after the purchase of shares, Vale will verify the employee’s balance with the brokerage firm. Those who have not sold any of the purchased shares from the initial cycle and remain an active employee of Vale shall be eligible to receive the Matching Reward, receiving the number of shares or money equal to the amount purchased at the beginning of the Cycle as well as an amount representing income taxes, where applicable, incurred on the matching shares (taxable benefit).

Appendix D: Methodology for Currency Conversion:

▪	The reference in the first sentence under the heading For Payments Before the End of the Cycle is amended to include the provisions in this Addendum concerning Early Payment for Employees Terminated During the 2025 Cycle.

Appendix E: Methodology for Share Price Calculation:

▪	The reference in the first sentence under the heading For Payments Before the End of the Cycle is amended to include the provisions in this Addendum concerning Early Payment for Employees Terminated During the 2025 Cycle.

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2.0	Canada

The following terms apply to employees in Canada only:

Addendum to section 1.2: Conditions for Eligibility:

1.	For clarity, paragraph 1 of section 1.2 Conditions for Eligibility which in the first bulleted point states, “He/she must be working for Vale or one of the participating companies …” and which in the third bulleted point states, “They must be active and effectively working for Vale at the official start date of the cycle”, together mean as follows:
a.	The executive must be personally attending within the workplace and rendering and performing his/her work duties in the normal course.
b.	With the exception of annual vacation, leaves of absence (except maternity leave) whether unpaid or any periods while the executive is in receipt of benefit payments (whether paid as part of a company benefit plan or via a statutory workers compensation scheme), shall be excluded and participation in the 2025 Cycle shall be prorated based on the period in which the executive is personally attending within the workplace and actually rendering and performing his/her work duties in the normal course.
2.	The executive understands and agrees that as of the Date of Termination (defined below), he/she ceases to be active and working for Vale, and that he/she is not eligible to participate in the Matching Program after the Date of Termination. The executive further understands and agrees that he/she will not be entitled to money or damages for the lost opportunity to participate in the Matching Program.

Addendum to section 6.3: Early Payment During the Cycle

The executive understands and agrees that the following terms apply to executives in Canada, in place of the terms at section 6.3 of the Matching Program.

Early Payment During the Cycle for Executives in Canada

In the event of a Termination Without Cause, Retirement, or Change of Control of Divestiture of Vale’s Shareholding, the executive will receive a prorated award payment in cash over the Matching 2025 Cycle up to the Date of Termination. The prorated award payment is conditional on the executive maintaining their eligibility in the Matching 2025 Cycle up to the Date of Termination. For clarity, “Date of Termination” is defined as:

a.	Termination Without Cause: In the case of termination by Vale without cause (whether such termination is lawful or unlawful), the later of (i) the last day worked by the executive and (ii) the last day of the statutory notice period as prescribed by the applicable employment standards legislation.
b.	Retirement: In the case of an executive who meets the definition of Retired Executive below, the last day worked by the executive.
c.	Change of Control or Divestiture of Vale’s Shareholding: The Change of Control or Divestiture of Vale’s Shareholding provision is only deemed triggered if the employee is terminated on a without cause basis as a direct result of such change of control or divestiture of Vale’s shareholdings. In the case of an executive from an associated or subsidiary company (see Appendix A: List of Participating Companies) who is terminated as a result of a change of control or divestiture of Vale’s shareholdings in the associated or subsidiary company, the Date of Termination as defined in section (a) Termination Without Cause will apply.

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In the event of a Resignation or Termination With Cause, to be eligible to receive payment of his/her Matching 2025 award, an executive must be actively employed by Vale on the award payment date, and the executive shall not otherwise be eligible to receive any prorated award payment over the Matching 2025 Cycle. For this purpose, an executive’s active employment is deemed to cease on his/her Date of Termination. “Date of Termination” is defined as:

d.	Resignation: In the case of an executive’s resignation or an executive who retires and does not meet the definition of Retired Executive below, the last day worked by the executive. The executive’s participation in the Matching 2025 Cycle award will immediately be terminated and cancelled as of the Date of Termination.
e.	Termination With Cause: In the case of termination by Vale with cause (whether such termination is lawful or unlawful), the later of (i) the last day worked by the executive and (ii) the last day of the statutory notice period as prescribed by the applicable employment standards legislation (if applicable). The executive’s participation in the Matching 2025 Cycle award will immediately be terminated and cancelled as of the Date of Termination.

In the event of an executive’s death or retirement for disability, the executive will be entitled to their full Matching 2025 award in cash.

Virtual Dividends: Except where an executive resigns from their employment with Vale, to receive payment of a Virtual Dividend, the executive must be actively employed on the date the corresponding dividend is paid to Vale’s shareholders. An executive’s active employment is deemed to cease on the Date of Termination, as defined above. In the case of an executive’s resignation from Vale, the executive will cease to be eligible for Virtual Dividends upon the Resignation Date, which is defined as the earlier of (i) two (2) weeks from the date notice of resignation is given; and (ii) the effective date of resignation. For clarity, the employee will not receive payments for Virtual Dividends which correspond to dividends paid to shareholders after the Resignation Date.

For clarity, an executive will cease to participate in the Matching 2025 Cycle as of the Date of Termination as set out above. The executive will not be entitled to receive any further payments or entitlements under the Matching 2025 Cycle beyond such date for, without limitation, any period of common law notice, regardless of whether such payments have already been earned or accrued prior to such date, unless otherwise prescribed by the applicable employment standards legislation. Further, if a court of competent jurisdiction finds that the executive’s employment was terminated by Vale and the executive is entitled to damages in relation to the termination of his/her employment (whether such termination is lawful or unlawful), the executive will not be entitled to damages for the lost opportunity to earn an award.

As of the Date of Termination, the Shares purchased will no longer be linked to the Matching Program, meaning that they will no longer be associated with the program and the employee will not be entitled to any further payments under the program. Therefore, they can be sold or kept at the employee’s decision since they were acquired based on his/her own resources.

For executive’s whose employment has been terminated without cause and for employee’s who have retired from Vale, the following values will be used for the purposes of calculating the executive’s prorated award payments:

a.	Share Price: The share price shall be based on the volume weighted average closing price of virtual shares over the 60 trading days, ending on the last business day of the month prior to the month of the Date of Termination.
b.	Methodology for Currency Conversion: The reference date for calculation shall be the last business day of the month prior to the month of the Date of Termination.

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Responsibility for Payment of Award: The area/company responsible for the personnel expenses of the employee (i.e. base salary) on the Date of Termination is also responsible for the expenses of his/her award payment.

Definition of “Retired Executive”: An executive that voluntarily resigns his/her employment and is at least 55 years old and has 10 years of service as of the effective date of resignation.

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